Exhibit 99.1

ENERGY TRANSFER PARTNERS AND REGENCY ENERGY PARTNERS
ANNOUNCE NEW NGL PIPELINE PROJECT FROM WEST TEXAS AS PART OF ITS
LONE STAR JOINT VENTURE

Pipeline to Provide NGL Takeaway from Permian Basin in West Texas and New Mexico to Mont Belvieu

DALLAS — June 22, 2011 — Energy Transfer Partners, L.P. (NYSE: ETP) and Regency Energy Partners LP (NASDAQ: RGNC) today announced that Lone Star NGL LLC (“Lone Star”) will construct an approximately 530-mile natural gas liquids (“NGL”) pipeline that extends from Winkler County in west Texas to the Jackson County processing plant in Jackson County, Texas. In addition, Lone Star has secured capacity on ETP’s recently-announced NGL pipeline from Jackson County to Mont Belvieu, Texas.

“The dramatic increase in drilling in the Permian Basin has highlighted the need for additional NGL takeaway capacity from west Texas, and Lone Star is strategically positioned to provide this essential service to producers,” said Greg Bowles, Senior Vice President of Lone Star. “We are excited to announce this project and believe there will be additional opportunities for expansion of Lone Star’s assets.”

Lone Star’s new pipeline will have a minimum capacity of approximately 130,000 barrels per day with the potential to upsize the pipeline capacity depending on ongoing negotiations.  The project currently has over 65 percent of the capacity subscribed with key producers and processors under 15-year agreements, and is expected to be completed by the first quarter of 2013. The estimated cost of the project is $700 million, of which Energy Transfer will pay 70 percent and Regency will pay 30 percent.

Lone Star NGL LLC (Lone Star), a joint venture between Energy Transfer Partners, L.P. (NYSE: ETP) and Regency Energy Partners LP (NASDAQ: RGNC), owns and operates natural gas liquids storage, fractionation, and transportation assets in Texas, Louisiana, and Mississippi.  Lone Star’s assets include a 1,066-mile NGL pipeline and 43 million barrels of storage capacity at Mont Belvieu, Texas.  ETP owns and operates a diversified portfolio of energy assets, including more than 17,500 miles of natural gas pipelines and related facilities that gather, treat, process, transport and store natural gas.  RGNC provides midstream natural gas and natural gas liquids gathering and processing, contract compression, treating and transportation through more than 5,250 miles of gas gathering pipelines and related facilities. Energy Transfer Equity, L.P. (NYSE: ETE) owns the general partner of both ETP and RGNC.

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond managements’ control. An extensive list of factors that can affect future results are discussed in ETP's and RGNC’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. ETP and RGNC undertake no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on the Energy Transfer Partners, L.P. website at www.energytransfer.com or on the Regency Energy Partners LP website at www.regencyenergy.com.

Contacts
Investor Relations:
Brent Ratliff
Energy Transfer
214-981-0700 (office)

Media Relations:
Vicki Granado
Granado Communications Group
214.599.8785 (office)
214-498-9272 (cell)

Investor Relations:
Lyndsay Hannah
Regency Energy Partners
Manager, Finance & Investor Relations
214-840-5477
ir@regencygas.com

Media Relations:
Elizabeth Cornelius
HCK2 Partners
972-716-0500 x26
elizabeth.cornelius@hck2.com